UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2020

LIQUIDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38601	20-1926605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2020, Liquidia Technologies, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), in connection with its previously announced sale of 9,375,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), pursuant to a registration statement on Form S-3 (File No. 333-233438), filed with the United States Securities and Exchange Commission (the “SEC”) on August 23, 2019, and which was declared effective by the SEC on September 10, 2019, and the prospectus contained therein, as supplemented by the prospectus supplement dated June 29, 2020 (the “Prospectus Supplement”), in an underwritten registered public offering at an offering price of $8.00 per Share (the “Offering”).  The Company granted the Underwriters a 30-day option to purchase up to an aggregate of 1,406,250 additional Shares, at the public offering price, less the underwriting discounts and commissions.

The Offering closed on July 2, 2020, and the Company received net proceeds of approximately $69.8 million from the sale of the Shares, after deducting the underwriting discounts and commissions and estimated offering expenses.  The Company intends to use the net proceeds from this Offering  for ongoing commercial development of LIQ861, for continued development of LIQ865 and for general corporate purposes.  The Company’s management will retain broad discretion over the allocation of the net proceeds.

Jefferies LLC acted as sole book-running manager for the Offering. Needham & Company and Wedbush PacGrow acted as co-managers for the Offering.

The Company will pay (i) the Underwriters an aggregate fee equal to 6.0% of the gross proceeds of the Offering to the public equal to approximately $4.5 million and (ii) estimated expenses of the Offering equal to approximately $0.7 million.  The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.  In addition, subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 90-day period following the date of the Prospectus Supplement.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.  The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company.  Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

A copy of the legal opinion and consent of DLA Piper LLP (US) relating to the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

The full text of the press release issued on June 29, 2020, announcing the proposed Offering, the press release issued on June 29, 2020, announcing the pricing of the Offering, and the press release issued on July 2, 2020, announcing the closing of the Offering, are attached as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit

1.1	Underwriting Agreement by and among Liquidia Technologies, Inc. and Jefferies LLC, as representative of the underwriters named therein, dated June 29, 2020.
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
99.1	Press Release of Liquidia Technologies, Inc., dated June 29, 2020.
99.2	Press Release of Liquidia Technologies, Inc., dated June 29, 2020.
99.3	Press Release of Liquidia Technologies, Inc., dated July 2, 2020.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 2, 2020	Liquidia Technologies, Inc.

	By:	/s/ Richard D. Katz, M.D.
		Name:	Richard D. Katz, M.D.
		Title:	Chief Financial Officer